UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2023

Par Pacific Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Town & Country Lane, Suite 1500
Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(281) 899-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	PARR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Term Loan Credit Agreement

On February 28, 2023 (the “Closing Date”), Par Pacific Holdings, Inc. (the “Company”), Par Petroleum, LLC, as a borrower (the “Par Borrower”), Par Petroleum Finance Corp., as a borrower (together with the Par Borrower, the “Borrowers” or the “Issuers”), entered into a term loan credit agreement (the “Term Loan Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Agent”), and the lenders party thereto (“Lenders”). Pursuant to the Term Loan Credit Agreement, the Lenders made an initial senior secured term loan to the Borrowers in the principal amount of $550.0 million (the “Initial Term Loan”) on the Closing Date at a price equal to 98.5% of its face value. The net proceeds of the Initial Term Loan were used to refinance the Borrowers’ existing term loan credit facility and repurchase the Issuers’ outstanding 7.750% Senior Secured Notes due 2025 (the “2025 Notes”) and 12.875% Senior Secured Notes due 2026 (together with the 2025 Notes, the “Notes”), and any remaining net proceeds are expected to be used for general corporate purposes. The Initial Term Loan may be repaid or prepaid in accordance with the terms of the Term Loan Credit Agreement as further described below, but once repaid or prepaid, may not be reborrowed.

Set forth below are certain of the additional material terms of the Term Loan Credit Agreement:

Interest: The interest rates applicable to borrowings under the Term Loan Credit Agreement are based on a fluctuating rate of interest measured by reference to either, at the Borrowers’ option, (i) a base rate, plus an applicable margin, or (ii) an Adjusted Term Secured Overnight Financing Rate (“SOFR”), plus an applicable margin. The applicable margin for the Initial Term Loan is 3.25% per annum with respect to base rate borrowings and 4.25% per annum with respect to SOFR borrowings, with a stepdown in the applicable margin of 0.25% in the event the Company’s credit rating is upgraded to Ba3/BB-.

Repayment of Loans: The Borrowers shall repay the Initial Term Loan in consecutive quarterly installments in an amount equal to $1,375,000 on the last business day of each of March, June, September and December, commencing on June 30, 2023, subject to certain exceptions, with the balance due on the maturity date of February 28, 2030.

Incremental Commitments and Incremental Loans: The Borrowers may at any time or from time to time after the Closing Date request one or more incremental term loans in an aggregate amount, together with the aggregate amount of incremental equivalent debt, of up to the sum of (1) the greater of (a) $400.0 million and (b) 100% of EBITDA (as defined in the Term Loan Credit Agreement) for the four fiscal quarters ended immediately prior to such date, plus (2) the amount of any voluntary prepayment of any loans under the Term Loan Credit Agreement and any incremental equivalent debt that is secured pari passu with the Initial Term Loan, plus (3) additional unlimited amounts so long as after giving effect to the incurrence of such incremental term loans, the Net Leverage Ratio of the Borrowers (as defined in the Term Loan Credit Agreement, but generally defined as the ratio of (x) funded indebtedness of the Borrowers, minus unrestricted cash and cash equivalents (subject to certain exceptions), to (y) EBITDA for the four fiscal quarters ended immediately prior to such date) does not exceed 2.50 to 1.00. The Borrowers may, at their option, incur certain indebtedness in the form of loans or notes that is secured on a pari passu basis with the Term Loan Credit Agreement or that is unsecured or subordinated in lieu of incurring incremental term loans in an amount not to exceed the amount described above. The Lenders are not under any obligation to provide any such incremental commitments or loans and any such addition of or increase in commitments or loans are subject to certain customary conditions precedent.

Prepayments: The Term Loan Credit Agreement requires net cash proceeds in connection with certain debt issuances, dispositions, insurance proceeds, condemnation events or occurrences of excess cash flow, subject to certain limitations, to be applied to prepay the loans. For certain net cash proceeds, the Borrowers may elect to reinvest all or any portion of such net cash proceeds that would otherwise be subject to mandatory prepayment in assets useful for the business of the Par Borrower and its restricted subsidiaries. The Borrowers may voluntarily prepay outstanding loans under the Term Loan Credit Agreement at any time subject to customary “breakage” costs with respect to SOFR loans and subject to a prepayment premium of 1.00% in connection with certain customary repricing events that may occur within six months after the Closing Date.

Covenants: The Term Loan Credit Agreement requires the Borrowers, and the Company, as applicable, to comply with certain customary affirmative, as well as certain negative covenants that, among other things, will restrict, subject to certain exceptions, the ability of the Borrowers and guarantors to incur indebtedness, grant liens, make investments, dispose of assets, consummate fundamental changes, engage in acquisitions, mergers or consolidations, pay dividends and make other restricted payments.

Representations and Warranties: The Term Loan Credit Agreement contains representations and warranties by the Borrowers and the Company that are usual and customary for financings similar to the Term Loan Credit Agreement.

Events of Default: The Term Loan Credit Agreement contains events of default that are usual and customary for financings similar to the Term Loan Credit Agreement, including, without limitation (i) failure to pay any principal, interest, fees, expenses or other amounts when due, (ii) failure to observe any other agreement, covenant or obligation in the Term Loan Credit Agreement and any related documents, subject to customary cure periods, (iii) the failure of any representation or warranty to be materially true and correct when made, (iv) bankruptcy or other insolvency events involving the Borrowers or other loan parties, (v) the occurrence of a Change of Control (as defined in the Term Loan Credit Agreement) and (vi) invalidity of any loan documents or the failure of any of the collateral documents to create a lien on the collateral, in each case which may be subject to certain exceptions set forth in the Term Loan Credit Agreement.

Guarantees: Pursuant to certain guaranty and security agreements, the obligations of the Borrowers are guaranteed by the Company and each of the Borrowers’ direct and indirect, existing and future, wholly owned domestic subsidiaries, subject to customary exceptions and limitations.

Security: The Term Loan Credit Agreement is secured by a first priority lien over substantially all of the assets of the Borrowers and each guarantor (other than the Company), other than assets that secure an asset-based loan facility of any such person and assets that secure intermediation facilities of any such person, subject to certain customary exceptions. Certain excluded assets will not be included as collateral for any of the Term Loan Credit Agreement, such asset-based loan facility or such intermediation facilities, including real property (i) associated with the Par West refinery, (ii) the Company’s retail business, or (iii) that is owned in fee or leased in the State of Hawaii and does not collectively exceed the fair market value of $100.0 million.

The foregoing description of the Term Loan Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Term Loan Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Guaranty and Security Agreement

On the Closing Date, in connection with entry into the Term Loan Credit Agreement, the Borrowers and the guarantors other than the Company (collectively, the “Grantors”) entered into a Guaranty and Security Agreement with the Agent (the “Guaranty and Security Agreement”), pursuant to which the Grantors (i) guaranteed the obligations of the Borrowers under the Term Loan Credit Agreement and (ii) secured the obligations of the Grantors with the assets of the Grantors (subject to certain exceptions) as more fully described above.

Parent Guaranty

On the Closing Date, in connection with entry into the Term Loan Credit Agreement, the Company entered into a guaranty in favor of the Agent and for the benefit of the Lenders, whereby the Company guarantees the payment of the obligations under the Term Loan Credit Agreement.

Amendment to First Lien ISDA Master Agreement

On the Closing Date, U.S. Oil & Refining Co., an indirect wholly owned subsidiary of the Company, entered into that certain Thirtieth Amendment (the “Thirtieth Amendment”) to First Lien ISDA 2002 Master Agreement (as previously amended or restated, the “First Lien ISDA Master Agreement”) with Merrill Lynch Commodities, Inc. The Thirtieth Amendment facilitates the Company’s entry into the Term Loan Credit Agreement.

The foregoing description of the Thirtieth Amendment is qualified in its entirety by reference to the complete terms and conditions of the Thirtieth Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into the Term Loan Credit Agreement, on the Closing Date, the Borrowers and the Company terminated (i) their previously existing term loan facility described in the Company’s Current Report on Form 8-K filed on January 14, 2019, and (ii) the collateral trust agreement described in the Company’s Current Report on Form 8-K filed on January 14, 2019.

Senior Secured Notes Indentures

As previously disclosed, on February 15, 2023, the Issuers issued notices of conditional redemption to the holders of the outstanding Notes, informing such holders that the Issuers would redeem all of the Notes on March 17, 2023 (the “Redemption Date”). On the Closing Date, certain of the net proceeds from the Initial Term Loan were deposited with Wilmington Bank, National Association, trustee (the “Trustee”) under the Indentures (as defined below) as trust funds for the benefit of the holders of the Notes. Such deposit was sufficient to redeem all of the outstanding Notes on the Redemption Date. Also on the Closing Date, in connection with such deposit, the Company instructed the Trustee to apply the trust funds toward the payment of the Notes on the Redemption Date and elected to satisfy and discharge (i) the Indenture, dated as of December 21, 2017, by and among the Issuers, the Company and the Trustee relating to the 2025 Notes (the “2025 Notes Indenture”) and (ii) the Indenture, dated as of June 5, 2020, by and among the Issuers, the Company and the Trustee relating to the 2026 Notes (together with the 2025 Notes Indenture, the “Indentures”). The descriptions of the material terms of the Indentures included in the Company’s Current Reports on Form 8-K filed on December 22, 2017 and June 8, 2020 are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

On the Closing Date, the Par Borrower completed the previously announced cash tender offer for any and all of the Issuers’ outstanding Notes by repurchasing $260,587,000 aggregate principal amount of the 2025 Notes and $29,038,000 aggregate principal amount of the 2026 Notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Term Loan Credit Agreement, dated as of February 28, 2023, by and among Par Pacific Holdings, Inc., as Holdings, Par Petroleum, LLC and Par Petroleum Finance Corp., as the Borrowers, Wells Fargo Bank, National Association, as Administrative Agent and the lenders that are parties thereto, as the Lenders.

10.2*	Thirtieth Amendment to First Lien ISDA 2002 Master Agreement entered into as of February 28, 2023, by and between U.S. Oil & Refining Co. and Merrill Lynch Commodities, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

This filing excludes certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request by the Commission; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2023

PAR PACIFIC HOLDINGS, INC.

By:	/s/ Jeffrey R. Hollis
Jeffrey R. Hollis
Senior Vice President, General Counsel, and Secretary